The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 20, 2016

Pricing supplement To prospectus dated April 15, 2016, prospectus supplement dated April 15, 2016 and product supplement no. 4-I dated April 15, 2016	Registration Statement Nos. 333-209682 and 333-209682-01 Dated October , 2016 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments

$

Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Bilbao Vizcaya Argentaria, S.A. due November 8, 2017

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek a Contingent Interest Payment if, (1) with respect to the first Review Date, the closing price of one share of each Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price of each Reference Stock is greater than or equal to 60% of its Strike Price, which we refer to as an Interest Barrier. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates. Contingent Interest Payments should not be viewed as periodic interest payments.
•	If the closing price of one share of each Reference Stock is greater than or equal to its Interest Barrier on the final Review Date, investors will receive, in addition to the Contingent Interest Payment with respect to that Review Date, any previously unpaid Contingent Interest Payments for the first Review Date.
•	The notes will be automatically called if the closing price of one share of each Reference Stock on the first Review Date is greater than or equal to its Strike Price. The earliest date on which an automatic call may be initiated, is May 4, 2017.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	The payment at maturity is not linked to a basket of the Reference Stocks. The payment at maturity is linked to the performance of each of the Reference Stocks individually, as described below.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes are expected to price on or about October 20, 2016 (the “Pricing Date”) and are expected to settle on or about October 24, 2016. With respect to each Reference Stock, the Strike Price is the closing price of one share of that Reference Stock on October 19, 2016 and is not the closing price of that Reference Stock on the Pricing Date.

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Reference Stocks:	The American depositary shares, each representing one share of capital stock, of Banco Santander, S.A. (Bloomberg Ticker: SAN) and the American depositary shares, each representing one ordinary share, of Banco Bilbao Vizcaya Argentaria, S.A. par value €0.49 per share (Bloomberg Ticker: BBVA) (each, a “Reference Stock” and, collectively, the “Reference Stocks”). We refer to Banco Santander, S.A. as “Banco Santander” and Banco Bilbao Vizcaya Argentaria, S.A. as “BBVA.”
Contingent Interest Payments:

If the notes have not been automatically called and (1) with respect to the first Review Date, the closing price of one share of each Reference Stock on that Review Date or, (2) with respect to the final Review Date, the Final Stock Price of each Reference Stock is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $69.25, plus, with respect to the final Review Date, any previously unpaid Contingent Interest Payment for the first Review Date.

If the Contingent Interest Payment is not paid on the first Interest Payment Date, that unpaid Contingent Interest Payment will be paid on the final Interest Payment Date if the closing price of one share of each Reference Stock on the final Review Date is greater than or equal to its Interest Barrier. You will not receive any unpaid Contingent Interest Payment if the Final Stock Price of either Reference Stock on the final Review Date is less than its Interest Barrier.

Interest Barrier / Trigger Level:	With respect to each Reference Stock, an amount that represents 60% of its Strike Price, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement
Automatic Call:	If, with respect to the first Review Date, the closing price of one share of each Reference Stock is greater than or equal to its Strike Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the Call Settlement Date.
Payment at Maturity:	If the notes have not been automatically called and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date plus (c) any previously unpaid Contingent Interest Payment for the first Review Date.

If the notes have not been automatically called and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Stock Price of the Lesser Performing Reference Stock is less than its Strike Price. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Stock Return)

If the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 40.00% of the principal amount of your notes at maturity and could lose all of the principal amount of your notes at maturity.
Trigger Event:	A Trigger Event occurs if the Final Stock Price of either Reference Stock (i.e., the arithmetic average of the closing prices of one share of either Reference Stock on the Ending Averaging Dates) is less than its Trigger Level.
Strike Date:	October 19, 2016
Pricing Date:	On or about October 20, 2016
Original Issue Date (Settlement Date):	On or about October 24, 2016
Review Dates†:	May 4, 2017 and November 3, 2017(final Review Date)
Ending Averaging Dates†:	October 30, 2017, October 31, 2017, November 1, 2017, November 2, 2017 and the final Review Date
Interest Payment Dates†:	May 9, 2017 and the Maturity Date
Call Settlement Date†:	If the notes are automatically called on the first Review Date, the first Interest Payment Date immediately following that Review Date
Maturity Date†:	November 8, 2017
CUSIP:	46646E2K7
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
†	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $967.50 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $952.50 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

October     , 2016

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement , as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Stock Return:	With respect to each Reference Stock, (Final Stock Price – Strike Price) Strike Price
Strike Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Strike Date, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement. With respect to each Reference Stock, the Strike Price is not the closing price of one share of that Reference Stock on the Pricing Date.
Final Stock Price:	With respect to each Reference Stock, the arithmetic average of the closing prices of one share of the Reference Stock on the Ending Averaging Dates
Stock Adjustment Factor:	With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set initially at 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.
Lesser Performing Stock:	The Reference Stock with the Lesser Performing Stock Return
Lesser Performing Stock Return:	The lower of the Stock Returns of the Reference Stocks

Key Terms Relating to the Reference Stocks

The Reference Stocks and the Bloomberg ticker symbol, the Strike Price, the Interest Barrier and the Trigger Level of each Reference Stock are set forth below:

Reference Stock	Ticker Symbol	Strike Price	Interest Barrier/ Trigger Level
American depositary shares, each representing one share of capital stock, of Banco Santander, S.A.	SAN	$4.56	$2.736
American depositary shares, each representing one ordinary share, of Banco Bilbao Vizcaya Argentaria, S.A.	BBVA	$6.62	$3.972

JPMorgan Structured Investments —	PS-1

Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Bilbao Vizcaya Argentaria, S.A.

What Are the Payments on the Notes, Assuming a Range of Performances for the Lesser Performing Reference Stock?

If the notes have not been automatically called and, (1) with respect to the first Review Date, the closing price of one share of each Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price of each Reference Stock is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $69.25. The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $69.25 per $1,000 principal amount note. If, (1) with respect to the first Review Date, the closing price of one share of either Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price of either Reference Stock is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. We refer to the Interest Payment Date immediately following any Review Date on which the closing price of one share of either Reference Stock or Final Stock Price of either Reference Stock, as applicable, is less than its Interest Barrier as a “No-Coupon Date.” The following table assumes a Contingent Interest Payment of $69.25 per $1,000 principal amount note and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$138.50
1 No-Coupon Date	$69.25
2 No-Coupon Dates	$0.00

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios. Each hypothetical payment set forth below assumes that the Lesser Performing Reference Stock are the American depositary shares of Banco Santander, S.A. and that the closing price of the other Reference Stock on each Review Date is greater than or equal to its Strike Price (and, therefore, its Interest Barrier and Trigger Level). We make no representation or warranty as to which of the Reference Stocks will be the Lesser Performing Reference Stock for purposes of calculating your actual payment at maturity, if any, or as to what the closing price of one share of either Reference Stock will be on any Review Date. In addition, the following table and examples assume an Strike Price for the Lesser Performing Reference Stock of $4.50, an Interest Barrier and a Trigger Level for the Lesser Performing Reference Stock of $2.70 (equal to 60% of the hypothetical Strike Price) and a Contingent Interest Payment of $69.25. The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $69.25 per $1,000 principal amount note. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

First Review Date			Final Review Date
Closing Price of One Share of the Lesser Performing Reference Stock	Lesser Performing Reference Stock Appreciation / Depreciation at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Final Stock Price of the Lesser Performing Reference Stock	Lesser Performing Reference Stock Appreciation / Depreciation at Final Review Date	Payment at Maturity If a Trigger Event Has Not Occurred (2)(3)	Payment at Maturity If a Trigger Event Has Occurred (3)
$8.10000	80.00%	$1,069.25	$8.10000	80.00%	$1,069.25	N/A
$7.65000	70.00%	$1,069.25	$7.65000	70.00%	$1,069.25	N/A
$7.20000	60.00%	$1,069.25	$7.20000	60.00%	$1,069.25	N/A
$6.75000	50.00%	$1,069.25	$6.75000	50.00%	$1,069.25	N/A
$6.30000	40.00%	$1,069.25	$6.30000	40.00%	$1,069.25	N/A
$5.85000	30.00%	$1,069.25	$5.85000	30.00%	$1,069.25	N/A
$5.40000	20.00%	$1,069.25	$5.40000	20.00%	$1,069.25	N/A
$5.17500	15.00%	$1,069.25	$5.17500	15.00%	$1,069.25	N/A
$4.95000	10.00%	$1,069.25	$4.95000	10.00%	$1,069.25	N/A
$4.72500	5.00%	$1,069.25	$4.72500	5.00%	$1,069.25	N/A
$4.50000	0.00%	$1,069.25	$4.50000	0.00%	$1,069.25	N/A
$4.27500	-5.00%	$69.25	$4.27500	-5.00%	$1,069.25	N/A
$4.05000	-10.00%	$69.25	$4.05000	-10.00%	$1,069.25	N/A
$3.60000	-20.00%	$69.25	$3.60000	-20.00%	$1,069.25	N/A
$3.15000	-30.00%	$69.25	$3.15000	-30.00%	$1,069.25	N/A
$2.70000	-40.00%	$69.25	$2.70000	-40.00%	N/A	$600.00
$2.69955	-40.01%	N/A	$2.69955	-40.01%	N/A	$599.90
$2.25000	-50.00%	N/A	$2.25000	-50.00%	N/A	$500.00
$1.80000	-60.00%	N/A	$1.80000	-60.00%	N/A	$400.00
$1.35000	-70.00%	N/A	$1.35000	-70.00%	N/A	$300.00
$0.90000	-80.00%	N/A	$0.90000	-80.00%	N/A	$200.00
$0.45000	-90.00%	N/A	$0.45000	-90.00%	N/A	$100.00
$0.00000	-100.00%	N/A	$0.00000	-100.00%	N/A	$0.000
(1)	The notes will be automatically called if the closing price of one share of each Reference Stock on the first Review Date is greater than or equal to its Strike Price.

JPMorgan Structured Investments —	PS-2

Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Bilbao Vizcaya Argentaria, S.A.

(2)	You will receive a Contingent Interest Payment in connection with a Review Date if, (1) with respect to the first Review Date, the closing price of one share of each Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price of each Reference Stock is greater than or equal to its Interest Barrier plus, with respect to the final Review Date, any previously unpaid Contingent Interest Payment for the first Review Date. The applicable amount shown in the table above does not include any previously unpaid Contingent Interest Payment that may be payable on the applicable Interest Payment Date.
(3)	A Trigger Event occurs if the Final Stock Price of either Reference Stock (i.e., the arithmetic average of the closing prices of one share of either Reference Stock on the Ending Averaging Dates) is less than its Trigger Level.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: The price of one share of the Lesser Performing Reference Stock increases from its Strike Price of $4.50 to a closing level of $5.40 on the first Review Date. Because the closing price of one share of the Lesser Performing Reference Stock on the first Review Date is greater than its Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the that Review Date. In addition, because the closing price of one share of the Lesser Performing Reference Stock on the first Review Date is greater than its Strike Price, the notes are automatically called. Accordingly, the investor receives a payment of $1,069.25 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $69.25 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.

Example 2: The notes are not automatically called prior to maturity, a Contingent Interest Payment is paid in connection with the first Review Date and the price of one share of the Lesser Performing Reference Stock increases from its Strike Price of $4.50 to an Final Stock Price of $5.40 — A Trigger Event has not occurred.  The investor receives a payment of $69.25 per $1,000 principal amount note in connection with the first Review Date.  Because the notes are not automatically called prior to maturity and a Trigger Event has not occurred, the investor receives at maturity a payment of $1,069.25 per $1,000 principal amount note.  This payment consists of a Contingent Interest Payment of $69.25 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.  The total amount paid on the notes over the term of the notes is $1,138.50 per $1,000 principal amount note.  This represents the maximum total payment an investor may receive over the term of the notes.

Example 3: The notes are not automatically called prior to maturity, a Contingent Interest Payment is not paid in connection with the first Review Date and the price of one share of the Lesser Performing Reference Stock decreases from its Strike Price of $4.50 to a Final Stock Price of $2.70 — A Trigger Event has not occurred.  Because the notes are not automatically called prior to maturity and a Trigger Event has not occurred, even though the Final Stock Price of the Lesser Performing Reference Stock is less than its Strike Price, the investor receives at maturity a payment of $1,138.50 per $1,000 principal amount note.  This payment consists of Contingent Interest Payments of $138.50 per $1,000 principal amount note (reflecting the Contingent Interest Payment for the final Review Date and the unpaid Contingent Interest Payment for the first Review Date) and repayment of principal equal to $1,000 per $1,000 principal amount note.  The total amount paid on the notes over the term of the notes is $1,138.50 per $1,000 principal amount note.  This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes are not automatically called prior to maturity, a Contingent Interest Payment is paid in connection with the first Review Date and the price of one share of the Lesser Performing Reference Stock decreases from its Strike Price of $4.50 to a Final Stock Price of $1.80 — A Trigger Event has occurred. The investor receives a payment of $69.25 per $1,000 principal amount note in connection with the first Review Date. Because the notes are not automatically called prior to maturity and a Trigger Event has occurred, the investor receives at maturity of $400 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The total value of the payments on the notes over the term of the notes is $469.25 per $1,000 principal amount note.

Example 5: The notes are not automatically called prior to maturity, no Contingent Interest Payment is paid in connection with the first Review Date and the price of one share of the Lesser Performing Reference Stock decreases from its Strike Price of $4.50 to a Final Stock Price of $1.35 — A Trigger Event has occurred. Because the notes are not automatically called prior to maturity, no Contingent Interest Payment is paid in connection with the first Review Date and a Trigger Event has occurred, the investor receives no payments over the term of the notes, other than a payment at maturity of $300 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-3

Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Bilbao Vizcaya Argentaria, S.A.

Selected Purchase Considerations

•	CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each Review Date of at least $69.25* per $1,000 principal amount note. If the notes have not been automatically called and, (1) with respect to the first Review Date, the closing price of one share of each Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price of each Reference Stock is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date a Contingent Interest Payment for that Review Date plus, with respect to the final Review Date, any previously unpaid Contingent Interest Payments for the first Review Date. If, (1) with respect to the first Review Date, the closing price of one share of either Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price of either Reference Stock is less than its Contingent Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. You will not receive any unpaid Contingent Interest Payment if the Final Stock Price of either Reference Stock on the final Review Date is less than its Interest Barrier. If the closing price of one share of either Reference Stock or the Final Stock Price of either Reference Stock on the final Review Date is less than its Interest Barrier, you will not receive any Contingent Interest Payments over the term of the notes. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

*The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $69.25 per $1,000 principal amount note.

•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of one share of each Reference Stock on the first Review Date is greater than or equal to its Strike Price, your notes will be automatically called prior to the Maturity Date. Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the Call Settlement Date. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. However, if the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of the principal amount of your notes at maturity.
•	EXPOSURE TO EACH OF THE REFERENCE STOCKS — The return on the notes is linked to the Lesser Performing Reference Stock, which will be one of the two Reference Stocks. See “Key Terms Relating to the Reference Stocks” and “The Reference Stocks” in this pricing supplement for more information.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

FATCA.  Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income).  Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) of a taxable disposition, including an early redemption or redemption at maturity, of the notes.  You should consult your tax adviser regarding the potential application of FATCA to the notes.

JPMorgan Structured Investments —	PS-4

Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Bilbao Vizcaya Argentaria, S.A.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of the principal amount of your notes at maturity for every 1% that the Final Stock Price of the Lesser Performing Reference Stock is less than its Strike Price. Under these circumstances, you will lose more than 40.00% of your principal amount at maturity and could lose all of the principal amount of your notes at maturity.
•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of the Reference Stock. Contingent Interest Payments should not be viewed as periodic interest payments. If the notes have not been automatically called and if, (1) with respect to the first Review Date, the closing price of one share of each Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price of each Reference Stock is greater than or equal to its Interest Barrier, we will make a Contingent Interest Payment with respect to that Review Date (and will pay you any previously unpaid Contingent Interest Payment for the first Review Date). If, (1) with respect to the first Review Date, the closing price of one share of either Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price of either Reference Stock is less than its Contingent Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. You will not receive any unpaid Contingent Interest Payment if the Final Stock Price of either Reference Stock on the final Review Date is less than its Interest Barrier. Accordingly, if, (1) with respect to the first Review Date, the closing price of one share of either Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price of either Reference Stock is less than its Interest Barrier, you will not receive any Contingent Interest Payments over the term of the notes.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive on the Call Settlement Date $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately six months and you will not receive any Contingent Interest Payments after the Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION OF EITHER REFERENCE STOCK — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation of either Reference Stock, which may be significant. You will not participate in any appreciation of either Reference Stock. Accordingly, the return on the notes may be significantly less than the return on a direct investment in either Reference Stock during the term of the notes.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition,

JPMorgan Structured Investments —	PS-5

Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Bilbao Vizcaya Argentaria, S.A.

our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, those issuers or providing advisory services to those issuers.  In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks.  As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING PRICE OF ONE SHARE OF EACH REFERENCE STOCK — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Reference Stocks. If the notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Reference Stock such that you will be equally exposed to the risks related to either of the Reference Stocks. Poor performance by either of the Reference Stocks over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by the other Reference Stock. Accordingly, your investment is subject to the risk of decline in the closing price of one share of each Reference Stock.
•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING REFERENCE STOCK — Because the payment at maturity will be determined based on the performance of the Lesser Performing Reference Stock, you will not benefit from the performance of the other Reference Stock. Accordingly, if the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of your principal amount at maturity, even if the Final Stock Price of the other Reference Stock is greater than or equal to its Strike Price.
•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the

JPMorgan Structured Investments —	PS-6

Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Bilbao Vizcaya Argentaria, S.A.

notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of each Reference Stock, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the Reference Stocks;
•	the time to maturity of the notes;
•	whether the closing price of one share of either Reference Stock or the Final Stock Price of either Reference Stock, as applicable, has been, or is expected to be, less than its Interest Barrier on any Review Date and whether a Trigger Event is expected to occur;
•	the likelihood of an automatic call being triggered;
•	the dividend rates on the Reference Stocks;
•	interest and yield rates in the market generally;
•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the European Union euro and the correlation between that rate and the prices of the Reference Stocks;
•	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require an adjustment to the Stock Adjustment Factor for that Reference Stock, including a merger or acquisition; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in either of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stocks and the notes.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We have not independently verified any of the information about the Reference Stock issuers contained in this pricing supplement. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers' public disclosure of information, whether contained in SEC filings or otherwise.
•	THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF AMERICAN DEPOSITARY SHARES OF BANCO SANTANDER AND BBVA AND THE RIGHTS OF HOLDERS OF THE CAPITAL STOCK OF BANCO SANTANDER AND THE ORDINARY SHARES OF BBVA, RESPECTIVELY — You should be aware that your return on the notes is linked to the price of each of the American depositary shares (“ADSs”) of Banco Santander and the ADSs of BBVA and not the shares of capital stock of Banco Santander or the ordinary shares of Banco Bilbao Vizcaya Argentaria, S.A., as applicable. There are important differences between the rights of holders of ADSs and the rights of holders of the capital stock or ordinary shares, as applicable. Each ADS is a security evidenced by American depositary receipts that represents one share of capital stock of Banco Santander or one ordinary share of Banco Bilbao Vizcaya Argentaria, S.A., as applicable. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the ADS depositaries, Banco Santander and Banco Bilbao Vizcaya Argentaria, S.A., and holders of the ADSs, which may be different from the rights of holders of the shares of capital stock of Banco Santander, S.A. or the ordinary shares of Banco Bilbao Vizcaya Argentaria, S.A. For example, either of the ADS depositaries may make distributions in respect of the shares of capital stock or ordinary shares, as applicable, that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and the rights of holders of the shares of capital stock or ordinary shares may be significant and may materially and adversely affect the value of the ADSs and, as a result, the notes.
•	RISKS ASSOCIATED WITH NON-U.S. SECURITIES — An investment in notes linked to the value of ADSs representing interests in the shares of capital stock of Banco Santander or the ordinary shares of BBVA, which are each issued by a Spanish issuer, involves risks associated with the home country of Banco Santander and BBVA. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home country of the issuer of the non-U.S. equity securities (i.e., Spain), including changes in that country's government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of that country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation,

JPMorgan Structured Investments —	PS-7

Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Bilbao Vizcaya Argentaria, S.A.

capital reinvestment, resources and self-sufficiency.  The issuer's home country may be subjected to different and, in some cases, more adverse economic environments.

•	CURRENCY EXCHANGE RATE RISK — Because the ADSs of Banco Santander and BBVA are quoted and traded in U.S. dollars on the New York Stock Exchange and the shares of capital stock of Banco Santander and the ordinary shares of BBVA are quoted and traded in European Union euros on the Spanish stock exchanges in Madrid, Bilbao, Barcelona and Valencia (the “Spanish Stock Exchanges, fluctuations in the exchange rate between the European Union euro and the U.S. dollar will likely affect the relative value of the ADSs and capital stock of Banco Santander and the relative value of the ADSs and the ordinary shares of BBVA, in each case in the two currencies and, as a result, will likely affect the market price of the ADSs of Banco Santander and BBVA trading on the New York Stock Exchange. These trading differences and currency exchange rates may affect the market value of the notes and whether the closing price of one share of either Reference Stock will fall below the Interest Barrier on the first Review Date or whether the Final Stock Price of either Reference Stock will fall below the Trigger Level. The European Union euro has been subject to fluctuations against the U.S. dollar in the past and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rate between the European Union euro and the U.S. dollar is not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the notes. The exchange rate between the European Union euro and the U.S. dollar is the result of the supply of, and the demand for, those currencies. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Spain and the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments, any political, civil or military unrest and the extent of governmental surpluses or deficits in Spain and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Spain and the United States and other jurisdictions important to international trade and finance.
•	VOLATILITY RISK — Greater expected volatility with respect to a Reference Stock indicates a greater likelihood as of the Pricing Date that the Reference Stock could close below its Strike Price by more than the Contingent Buffer Amount on one or more Ending Averaging Dates. A Reference Stock’s volatility, however, can change significantly over the term of the notes. The closing price of one share of a Reference Stock could fall sharply at any time during the term of the notes, which could result in a significant loss of principal.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the Contingent Interest Payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Interest Payment.

JPMorgan Structured Investments —	PS-8

Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Bilbao Vizcaya Argentaria, S.A.

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to SEC file number provided below, and can be accessed through www.sec.gov. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Banco Santander, S.A.

According to its publicly available filings with the SEC, Banco Santander, a Spanish Company, is a financial group operating principally in Spain, the United Kingdom, other European countries, Brazil and other Latin American countries and the United States, offering a range of financial products. The American depositary shares, each representing one share of capital stock, of Banco Santander (Bloomberg ticker: SAN), are listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Banco Santander in the accompanying product supplement. Banco Santander’s SEC file number is 001-12518.

Historical Information Regarding the American Depositary Shares of Banco Santander

The following graph sets forth the historical performance of the American depositary shares of Banco Santander based on the weekly historical closing prices of one American depositary share of Banco Santander from January 7, 2011 through October 14, 2016. The closing price of one American depositary share of Banco Santander on October 19, 2016 was $4.56. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical closing prices of one American depositary share of Banco Santander should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one American depositary share of Banco Santander on any Ending Averaging Date or any Review Date, including the final Review Date. There can be no assurance that the performance of the American depositary shares of Banco Santander, S.A. will result in the return of any of your principal amount at maturity or the payment of any interest.

JPMorgan Structured Investments —	PS-9

Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Bilbao Vizcaya Argentaria, S.A.

Bilbao Vizcaya Argentaria, S.A.

According to its publicly available filings with the SEC, BBVA, a Spanish Company, is an international financial group with operations in retail banking, asset management, private banking and wholesale banking. The American depositary shares, each representing one ordinary share, of BBVA (Bloomberg ticker: BBVA), are listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of BBVA in the accompanying product supplement. BBVA’s SEC file number is 001-10110.

Historical Information Regarding the American Depositary Shares of BBVA

The following graph sets forth the historical performance of the American depositary shares of BBVA based on the weekly historical closing prices of one American depositary share of BBVA from January 7, 2011 through October 14, 2016. The closing price of one American depositary share of BBVA on October 19, 2016 was $6.62. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical closing prices of one American depositary share of BBVA should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one American depositary share of BBVA on any Ending Averaging Date or any Review Date, including the final Review Date. There can be no assurance that the performance of the American depositary shares of BBVA will result in the return of any of your principal amount at maturity or the payment of any interest.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and

JPMorgan Structured Investments —	PS-10

Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Bilbao Vizcaya Argentaria, S.A.

the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Reference Stocks?” and “Hypothetical Examples of Amounts Payable on the Notes” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

JPMorgan Structured Investments —	PS-11

Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the American Depositary Shares of Banco Santander, S.A. and the American Depositary Shares of Banco Bilbao Vizcaya Argentaria, S.A.